EXHIBIT 99.1 PRESS RELEASE

Fidelity National Financial To Acquire Financial Services Division of ALLTEL Information Services

Irvine, Calif. — (January 29, 2003) — Fidelity National Financial, Inc. (NYSE:FNF), the nation’s largest provider of title insurance and real estate related products and services, today announced that it has entered into a definitive agreement to acquire the financial services division of ALLTEL Information Services (“AIS”), a wholly-owned subsidiary of ALLTEL Corporation (NYSE: AT). AIS is one of the world’s largest providers of information-based technology solutions and processing services to the mortgage and financial services industries.

     AIS’ mortgage servicing platform is the leading mortgage loan servicing system in the nation, processing approximately 46 percent of all U.S. residential mortgage loans through processing relationships that include 17 of the top 25 mortgage originators in the country. AIS is also a leader in providing a comprehensive suite of technology applications and services that support the retail and commercial banking activities of medium and large banks, including deposit, consumer lending, commercial lending, mortgage lending and financial management systems. AIS has relationships with 47 of the top 50 U.S. banks and its systems process more than 150 million deposit and loan accounts globally. AIS also provides a complete suite of fully integrated banking platforms for community banks and other smaller financial institutions that seek a single, highly leveraged suite of products that offer a menu of front-end systems, relationship management capabilities and back office processing, support and reporting systems.

     AIS had revenue of $820 million and operating income of $151 million in 2002. The purchase price of $1.05 billion, subject to certain adjustments, will be funded through a combination of $775 million in cash and $275 million in FNF stock issued to ALLTEL Corporation, subject to a one-year lock-up agreement. The Company has available cash on hand and bank credit capacity to fund the cash portion of the purchase price. After closing, FNF’s debt to total capital ratio will be approximately 22%, well within the Company’s target range. The transaction will be accretive in the first year and beyond and is expected to close by the end of the first quarter of 2003.

     “The acquisition of AIS accelerates our ongoing evolution into a fully diversified provider of products, services and solutions to the real estate and financial services industries,” said Chairman and Chief Executive Officer William P. Foley, II. “AIS’ mortgage and consumer loan servicing systems and core bank processing solutions provide a recurring stream of revenue and earnings that is not specifically tied to the level of mortgage originations. Also, AIS’ extensive relationships with retail and commercial banks, mortgage lenders, community banks and other financial institutions will further deepen our relationships with many existing customers while providing the chance to capitalize on new relationships with other significant mortgage lenders and financial institutions. The opportunity to generate future growth through the integration of our products and services into AIS’ delivery platforms is compelling. Furthermore, the acquisition of AIS complements our ongoing activities at FNIS to extend the range and reach of our technology products, services and solutions to improve efficiencies and reduce costs for our customers. This collaboration will leverage the power of FNF’s suite of real estate and mortgage related products with AIS’ position as the preeminent provider of core processing systems and solutions to financial institutions, creating the most comprehensive provider of transaction processing and information management services and solutions to the real estate and financial services markets.”

     FNF will discuss the AIS acquisition on its 4th Quarter Earnings Conference Call today, January 29, 2003, at 8:00 a.m. Pacific Standard Time (11:00 a.m. Eastern Standard Time). Those wishing to participate via the webcast should access the call through FNF’s Investor Relations website at www.fnf.com. Those wishing to participate via the telephone may dial-in at 888-423-3271 (USA) or 612-332-0342 (International). The conference call replay will be available via webcast through FNF’s Investor Relations website at www.fnf.com. The telephone replay will be available from 11:30 a.m. Pacific Time on January 29, 2003 through January 31, 2003 by dialing 800-475-6701 (USA) or 320-365-3844 (International). The access code will be 670926.

     Fidelity National Financial, Inc., a Fortune 500 company, is the nation’s largest title insurance and diversified real estate related services company. FNF had total revenue of $5.1 billion and earned more than $530 million in 2002, with cash flow from operations of nearly $815 million. The Company’s title insurance underwriters – Fidelity National Title, Chicago Title, Ticor Title, Security Union Title and Alamo Title — together issue approximately 30 percent of all title insurance policies nationally. The Company provides title insurance in 49 states, the District of Columbia, Guam, Mexico, Puerto Rico, the U.S. Virgin Islands and Canada. In addition, FNF performs other real estate-related services such as escrow, default management and exchange intermediary services, and homeowners, flood and home warranty insurance.

     FNF also provides real estate and technology services through its majority-owned, publicly traded subsidiary, Fidelity National Information Solutions (NASDAQ: FNIS). FNIS provides data, technology solutions and services to lenders, brokers, real estate professionals, settlement companies, vendors and other participants in the real estate industry. More information about the FNF family of companies can be found at www.fnf.com and www.fnis.com.

     This press release contains statements related to future events and expectations and, as such, constitutes forward-looking statements. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be different from those expressed or implied above. The Company expressly disclaims any duty to update or revise forward-looking statements. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, the effect of governmental regulations, the economy, competition and other risks detailed from time to time in the “Management’s Discussion and Analysis” section of the Company’s Form 10-K and other reports and filings with the Securities and Exchange Commission.

SOURCE: Fidelity National Financial, Inc.

CONTACT: Daniel Kennedy Murphy, Senior Vice President, Finance and Investor Relations, 805-696-7218, dkmurphy@fnf.com